CAMPBELL ALTERNATIVE ASSET TRUST
                          MONTHLY REPORT - October 2006
                                   -----------


                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (24,220.954 units) at September 30, 2006           $ 39,536,769
Additions of 39.874 units on October 31, 2006                            66,335
Redemptions of (564.922) units on October 31, 2006                     (939,799)
Offering Costs                                                          (30,315)
Net Income - October 2006                                               787,403
                                                                  -------------

Net Asset Value (23,695.906 units) at October 31, 2006             $ 39,420,393
                                                                  =============

Net Asset Value per Unit at October, 2006                          $   1,663.59
                                                                  =============


                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                       $   (780,853)
    Change in unrealized                                                659,825

  Gains (losses) on forward and options on forward contracts:
    Realized                                                              5,686
    Change in unrealized                                                842,871
  Interest income                                                       169,053
                                                                  -------------

                                                                        896,582
                                                                  -------------

Expenses:
  Brokerage fee                                                         103,364
  Performance fee                                                             0
  Operating expenses                                                      5,815
                                                                  -------------

                                                                        109,179
                                                                  -------------

Net Income (Loss) - October 2006                                   $    787,403
                                                                  =============

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                              FUND STATISTICS
                              ---------------

Net Asset Value per Unit on October 31, 2006                       $   1,663.59

Net Asset Value per Unit on September 30, 2006                     $   1,632.34

Unit Value Monthly Gain (Loss) %                                         1.91 %

Fund 2006 calendar YTD Gain (Loss) %                                    (1.68)%


To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit

Dear Investor,

Strong performance was recorded in the currency sector, primarily from an increase in value of the Australian Dollar against the Yen. The "carry" trade remains a popular trade, putting pressure on low interest rate "funding" currencies like the Yen, but leaving the US Dollar a bit choppy.

Profits were also earned in stock index trading as global equity markets rallied on expectations of stable interest rate policies, favorable earnings reports and lower energy prices.

Some of the gains in October were offset by negative performance in energy trading as Crude closed the month near the lows for the year. Fixed Income trading was also negative as bond prices slid during the first part of the month on higher-than-expected September payroll revisions.

Crucial to Campbell & Company's systematic trading method is the ability to limit losses when the opportunity set is low, but to quickly re-engage when signal strength returns. October was an example of this ability to increase exposure at a time of higher confidence in the prevailing array of market opportunities.

Despite last month's personal note, I continue to author these comments for the time being as my treatment progresses. If you have any questions, please do not hesitate to contact me or my colleagues.

Sincerely,

Bruce Cleland
President & CEO
Campbell & Company Inc.
Managing Owner